Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Year ended December 31, 2008

Growth of promoted product revenue and reduced expenses continue to drive solid cash net income growth.

HAMILTON, BERMUDA, FEBRUARY 27, 2009 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2008. Revenue in the quarter ended December 31, 2008 totaled $242.5 million, an increase of 6.5%, over the prior year quarter. Revenue for the year ended December 31, 2008 totaled $938.1 million, an increase of 4.3%, over the prior year. The primary drivers of the increase in revenue for both periods were the net sales of our promoted products DORYX, TACLONEX, LOESTRIN 24 FE and FEMCON FE, which together contributed $34.2 million and $130.9 million of revenue growth for the quarter and year ended December 31, 2008, respectively, compared to the prior year periods. The growth delivered by these products was offset primarily by significant declines in SARAFEM and ESTROSTEP FE net sales due primarily to generic competition and declines in DOVONEX net sales.

The Company reported a net (loss) of $(115.7) million, or $(0.46) per diluted share, in the quarter ended December 31, 2008, compared with net income of $19.7 million, or $0.08 per diluted share, in the prior year quarter. The quarter ended December 31, 2008 included a non-cash impairment charge related to the Company’s OVCON / FEMCON FE intangible asset of $163.3 million ($0.64 per diluted share, net of tax). Excluding this impairment charge, net income was $44.4 million in the quarter ended December 31, 2008. Cash net income (“CNI”) in the quarter ended December 31, 2008 was $100.5 million, an increase of $26.6 million, compared to $73.9 million in the prior year quarter. Reported net (loss) was $(8.4) million, or $(0.03) per diluted share, in the year ended December 31, 2008.

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization and impairment of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income, adjusted cash net income and adjusted EBITDA for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended December 31, 2008 was $242.5 million, an increase of $14.8 million, or 6.5%, over the prior year quarter. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products. The Company uses IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $4.0 million, or 6.3%, in the quarter ended December 31, 2008, compared with the prior year quarter. LOESTRIN 24 FE generated revenue of $49.3 million in the quarter ended December 31, 2008, an increase of 18.6%, compared with $41.6 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a 15.7% increase in filled prescriptions over the prior year quarter and, to a lesser extent, higher average selling prices. FEMCON FE generated revenue of $12.9 million in the quarter ended December 31, 2008, compared to $11.6 million in the prior year quarter. The increase in FEMCON FE net sales was primarily due to a 30.2% increase in filled prescriptions over the prior year quarter, offset partially by a contraction of pipeline inventories relative to the prior year period and the impact of higher sales-related deductions in the quarter ended December 31, 2008. ESTROSTEP FE net sales decreased $4.6 million, or 45.0%, in the quarter ended December 31, 2008, compared to the same quarter last year. The decrease in ESTROSTEP FE net sales was primarily due to a 76.6% decline in filled prescriptions versus the prior year quarter as a result of the introduction of generic versions of ESTROSTEP FE in the fourth quarter of 2007, including our authorized generic Tilia™ FE.

Net sales of our dermatology products increased $17.7 million, or 17.9%, in the quarter ended December 31, 2008, compared to the prior year quarter. Sales of DORYX increased $15.7 million, or 50.0%, in the quarter ended December 31, 2008, primarily due to an expansion of pipeline inventories resulting from DORYX 150 mg sales in the quarter ended December 31, 2008 and an 18.8% increase in filled prescriptions compared to the prior year quarter. Also contributing to the increase, to a lesser extent, were higher average selling prices compared to the prior year quarter. Net sales of TACLONEX increased $9.5 million, or 32.1%, to $39.4 million in the quarter ended December 31, 2008, compared to $29.9 million in the prior year quarter. The increase was due to a combination of factors, including an expansion of pipeline inventories, higher average selling prices, lower sales-related deductions and an increase in unit demand compared to the prior year quarter. Sales of DOVONEX decreased $7.5 million, or 19.9%, in the quarter ended December 31, 2008, compared to the prior year quarter. The decline in DOVONEX net sales was due primarily to a 23.4% decrease in filled prescriptions and increases in sales-related deductions in the fourth quarter of 2008, which were partially offset by higher average selling prices compared with the prior year quarter. The decline in DOVONEX filled prescriptions was due primarily to the introduction of generic versions of DOVONEX solution in the second quarter of 2008, including our authorized generic, and also due to customers switching to other therapies.

Net sales of our hormone therapy products increased $0.5 million, or 1.5%, in the quarter ended December 31, 2008 as compared to the prior year quarter. Net sales of ESTRACE Cream increased $3.3 million, or 16.4%, in the quarter ended December 31, 2008 compared to the prior year quarter. The increase was primarily due to higher average selling prices and a 4.7% increase in filled prescriptions. Net sales of FEMHRT decreased $1.9 million, or 11.4%, in the quarter ended December 31, 2008 compared to the prior year quarter, due to a 14.9% decrease in filled prescriptions, which was partially offset by higher average selling prices.

Net sales of SARAFEM decreased $6.5 million, or 70.8%, in the quarter ended December 31, 2008 compared to the prior year quarter, due primarily to a 62.7% decline in filled prescriptions. Generic versions of SAFAFEM capsules were introduced in May 2008 and negatively impacted our net sales of SARAFEM during the quarter ended December 31, 2008.

Cost of Sales (excluding amortization and impairment of intangible assets)

Cost of sales increased $9.6 million, or 22.0%, in the quarter ended December 31, 2008, compared with the prior year quarter. The increase was primarily due to expenses for inventory reserves which totaled $10.6 million in the current quarter compared to $1.3 million in the prior year quarter. For the year ended December 31, 2008, our gross profit margin, as a percentage of total revenue, was 78.8% compared to 79.3% in the prior year. The decrease in gross profit margin was due to higher inventory reserves of $14.7 million in the year ended December 31, 2008 as compared to $10.9 million in the year ended December 31, 2007. Also contributing to the increase in the current year were higher costs relative to the prior year, partially offset by the absence of a 5% royalty on our net sales of DOVONEX which we were required to pay in the prior year under a contract with Bristol-Myers that terminated on December 31, 2007.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2008 were $44.4 million, a decrease of $12.6 million, or 22.1%, from $57.0 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended December 31, 2008 decreased $5.5 million, or 35.5%, compared with the prior year quarter, primarily due to a $6.4 million decrease in direct-to-consumer advertising, which was partially offset by an increase in other promotional spending. Selling and distribution expenses for the quarter ended December 31, 2008 decreased $1.5 million, or 6.2%, compared with the prior year quarter, primarily due to a reduction in average headcount in the quarter ended December 31, 2008 compared to the prior year quarter. General, administrative and other (“G&A”) expenses in the quarter ended December 31, 2008 decreased $5.6 million, or 30.4%, compared with the prior year quarter. The decrease in G&A was due primarily to a reduction in legal fees of $4.9 million in the quarter ended December 31, 2008 as compared to the prior year quarter.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2008 was $15.2 million, an increase of $3.5 million, or 29.7%, compared with the prior year quarter. Included in R&D in the quarter ended December 31, 2008 was a $2.0 million expense to acquire certain rights from Dong-A PharmTech Co. Ltd. to develop and market its orally-administered udenafil product for the treatment of erectile dysfunction (“ED”). Excluding this $2.0 million expense in the quarter ended December 31, 2008, R&D increased $1.5 million, or 12.7%.

Impairment of Intangible Assets

In connection with the Company’s annual review of its intangible assets, in the fourth quarter of 2008 the Company recorded a non-cash impairment charge of $163.3 million relating to its OVCON / FEMCON FE product family. Based on changes in a number of assumptions, including those relating to the allocation of the Company’s expected future promotional emphasis between LOESTRIN 24 FE, FEMCON FE and other oral contraceptives currently in development and its product viability estimates in light of the future expected entrance of generic competition for FEMCON FE, the projected future revenue and related cash flows for the OVCON / FEMCON FE product family declined compared to previous forecasts.

Net Interest Expense

Net interest expense for the quarter ended December 31, 2008 was $20.9 million, a decrease of $6.4 million, or 23.5%, from $27.3 million in the prior year quarter. During the fourth quarter of 2008, the Company made an optional prepayment of $60.0 million of indebtedness under its senior secured credit facility and also purchased and retired $10.0 million aggregate principal amount of its senior subordinated notes, at a discount, in privately negotiated open market transactions. The decrease in net interest expense in the fourth quarter of 2008 was primarily the result of cumulative reductions in outstanding debt during 2007 and 2008 which reduced the average debt balance outstanding by $258.3 million in the quarter ended December 31, 2008 compared with the prior year quarter. The cumulative reduction in the average debt level is the result of optional prepayments and purchases made using cash flows from operations and cash on hand, net of investing activities.

Income taxes

Our effective tax rates, on pre-tax (loss)/income, for the quarter and year ended December 31, 2008 were (1.8%) and 151.0%, respectively. Excluding the impact of the impairment of intangible assets during the fourth quarter of 2008, the effective tax rates were 10.7% and 15.6%, for the quarter and year ended December 31, 2008, respectively. The effective tax rates are lower than the U.S. statutory rates in both periods due a higher proportion of the Company’s pre-tax income being earned in lower tax jurisdictions, mainly Puerto Rico.

Net Income and Cash Net Income

For the quarter ended December 31, 2008, we reported a net loss of $(115.7) million, or $(0.46) per diluted share, and CNI of $100.5 million, or $0.40 per diluted share, based on 250.6 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization and impairment of intangible assets and the amortization and write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2008, the marginal tax rate associated with the amortization and impairment of intangible assets was 3.7% and the marginal tax rate for amortization and write-off of deferred financing costs was 19.3%.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2008, our cash and cash equivalents totaled $35.9 million and our total debt outstanding was $962.6 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $103.1 million of cash from operating activities in the quarter ended December 31, 2008, compared with $105.8 million of cash from operating activities in the prior year quarter, a decrease of $2.7 million.

Recent Highlights

In December 2008, the Company entered into a settlement and license agreement with Barr Pharmaceuticals, Inc., which was subsequently acquired by Teva Pharmaceutical Industries, Ltd., to resolve the pending patent litigation relating to FEMCON FE. In addition, in early January 2009, the Company entered into settlement and license agreements with Watson Pharmaceuticals, Inc. to resolve the pending patent litigations relating to FEMCON FE and LOESTRIN 24 FE.

In February 2009, the Company acquired the U.S. rights to NexMed Inc.’s (“NexMed”) topically applied alprostadil cream for the treatment of ED and the previous license agreement between the Company and NexMed relating to the product was terminated. The Company paid NexMed an upfront fee of $2.5 million, which will be included in R&D expense in the first quarter of 2009, and agreed to make an additional payment of $2.5 million upon FDA approval of the NDA.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Friday, February 27, 2009 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 718-5106. Participants outside the United States and Canada should call (719) 325-4824. A replay of the conference call will be available from two hours after the call through midnight EST on March 13, 2009 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 5194555.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceutical market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of CNI and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of CNI and adjusted cash net income provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarters and years ended December 31, 2008 and 2007. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s senior subordinated notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-08	Dec-31-07	Dec-31-08	Dec-31-07
REVENUE:
Product net sales	$238,002	$224,567	$918,992	$888,192
Other revenue	4,485	3,136	19,133	11,369

Total revenue	242,487	227,703	938,125	899,561

COSTS & EXPENSES:
Cost of sales (excludes amortization and impairment)	53,193	43,607	198,785	185,990
Selling, general and administrative	44,401	57,014	192,650	265,822
Research and development	15,233	11,747	49,956	54,510
Amortization of intangible assets	59,083	56,169	223,913	228,330
Impairment of intangible assets	163,316	—	163,316	—
Interest (income)	(181)	(878)	(1,293)	(4,806)
Interest expense	21,066	28,162	94,409	122,424

(LOSS) / INCOME BEFORE TAXES	(113,624)	31,882	16,389	47,291
Provision for income taxes	2,048	12,195	24,746	18,416

NET (LOSS) / INCOME	$(115,672)	$19,687	$(8,357)	$28,875

(Loss) / Earnings per share:
Class A - Basic	$(0.46)	$0.08	$(0.03)	$0.12

Class A - Diluted	$(0.46)	$0.08	$(0.03)	$0.12

RECONCILIATIONS:
Net (loss) / income - GAAP	$(115,672)	$19,687	$(8,357)	$28,875
+ Amortization of intangible assets, net of tax	54,096	51,251	204,452	208,583
+ Impairment of intangible assets, net of tax	160,050	—	160,050	—
+ Amortization of deferred loan costs, net of tax	1,977	2,989	7,964	12,635

CASH NET INCOME	$100,451	$73,927	$364,109	$250,093

Non-recurring, one-time charges included above (net of tax):
+ Expenses related to litigation settlements	—	—	—	25,970

ADJUSTED CASH NET INCOME	$100,451	$73,927	$364,109	$276,063

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2008	As of December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$35,906	$30,776
Accounts receivable, net	89,049	65,774
Inventories	57,776	54,031
Prepaid expenses & other current assets	69,813	65,735

Total current assets	252,544	216,316

Other assets:
Property, plant and equipment, net	60,908	57,453
Intangible assets, net	993,798	1,329,427
Goodwill	1,250,324	1,250,324
Other non-current assets	21,351	31,454

TOTAL ASSETS	$2,578,925	$2,884,974

LIABILITIES
Current liabilities:
Accounts payable	$13,957	$17,883
Accrued expenses & other current liabilities	148,844	196,362
Current portion of long-term debt	5,977	8,284

Total current liabilities	168,778	222,529

Other liabilities:
Long-term debt, excluding current portion	956,580	1,191,955
Other non-current liabilities	103,647	116,070

Total liabilities	1,229,005	1,530,554

SHAREHOLDERS’ EQUITY	1,349,920	1,354,420

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,578,925	$2,884,974

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-08	Dec-31-07	Dec-31-08	Dec-31-07
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(115,672)	$19,687	$(8,357)	$28,875
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	2,335	2,892	11,275	10,250
Amortization of intangible assets	59,083	56,169	223,913	228,330
Impairment of intangible assets	163,316	—	163,316	—
Amortization of debt finance costs	2,451	3,280	9,480	13,813
Stock compensation expense	1,807	1,085	7,927	6,115
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid and other assets	(4,209)	12,742	(11,702)	1,852
(Increase) / decrease in inventories	(4,930)	(621)	(3,745)	12,345
Increase in accounts payable, accrued expenses & other liabilities	16,636	17,107	3,279	32,430
(Decrease) / increase in income taxes and other, net	(17,709)	(6,507)	(82,104)	5,540

Net cash provided by operating activities	$103,108	$105,834	$313,282	$339,550

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(2,900)	(51,600)	(24,000)
Capital expenditures	(6,986)	(6,772)	(20,314)	(18,798)

Net cash (used in) investing activities	$(9,886)	$(9,672)	$(71,914)	$(42,798)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under bank term credit facility	(61,652)	(92,305)	(227,682)	(350,511)
Purchase of senior subordinated notes	(8,887)	—	(8,887)	—
Other	(10)	157	331	71

Net cash (used in) financing activities	$(70,549)	$(92,148)	$(236,238)	$(350,440)

Net increase / (decrease) in cash and cash equivalents	$22,673	$4,014	$5,130	$(53,688)

Cash and cash equivalents, beginning of period	13,233	26,762	30,776	84,464

Cash and cash equivalents, end of period	$35,906	$30,776	$35,906	$30,776

WARNER CHILCOTT LIMITED

Reconciliation of Net (Loss) / Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-08	Dec-31-07	Dec-31-08	Dec-31-07
RECONCILIATION TO ADJUSTED EBITDA:

Net (loss) / income - GAAP	$(115,672)	$19,687	$(8,357)	$28,875

+ Interest expense, net	20,885	27,284	93,116	117,618
+ Provision for income taxes	2,048	12,195	24,746	18,416
+ Non-cash stock compensation expense	1,807	1,085	7,927	6,115
+ Depreciation	2,335	2,892	11,275	10,250
+ Amortization of intangible assets	59,083	56,169	223,913	228,330
+ Impairment of intangible assets	163,316	—	163,316	—
+ R&D milestone expense	2,000	500	2,000	14,500
+ Litigation settlements	—	—	—	26,500

Adjusted EBITDA of WCL, as defined	$135,802	$119,812	$517,936	$450,604

+ Expenses of WCL and other	2,097	5,637	5,783	10,687

Adjusted EBITDA of Warner Chilcott Holdings Company III, Ltd., as defined	$137,899	$125,449	$523,719	$461,291

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd. and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-08	Dec 31-07	Dec-31-08	Dec 31-07
Oral Contraceptives
LOESTRIN 24 FE	$49.3	$41.6	$197.2	$148.9
FEMCON FE	12.9	11.6	45.8	32.4
ESTROSTEP FE *	5.5	10.1	20.8	70.2
OVCON *	3.0	3.4	12.9	15.5

Total OC	70.7	66.7	276.7	267.0

Hormone therapy
ESTRACE Cream	23.5	20.2	83.8	73.1
FEMHRT	14.5	16.4	61.5	63.7
FEMRING	3.2	4.8	14.2	15.5
Other HT	3.4	2.7	11.7	13.5

Total HT	44.6	44.1	171.2	165.8

Dermatology
DORYX	47.3	31.6	158.9	115.8
TACLONEX	39.4	29.9	153.3	127.2
DOVONEX *	30.4	37.9	123.3	145.3

Total Dermatology	117.1	99.4	435.5	388.3

Premenstrual dysphoric disorder
SARAFEM	2.7	9.2	16.9	37.7

Other product sales
Other	—	0.9	—	3.7
Contract manufacturing	2.9	4.3	18.7	25.7

Total product net sales	238.0	224.6	919.0	888.2

Other revenue
Other non-product revenue	4.5	3.1	19.1	11.4

Total revenue	$242.5	$227.7	$938.1	$899.6

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Dec-31-08	Dec-31-07
Advertising & promotion	$10.0	$15.5
Selling & distribution	21.3	22.8
General, administrative & other	13.1	18.7

Total SG&A	$44.4	$57.0

	Year Ended
	Dec-31-08	Dec-31-07
Advertising & promotion	$47.3	$81.0
Selling & distribution	90.0	89.5
General, administrative & other	55.4	95.3

Total SG&A	$192.7	$265.8